UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 17, 2010
AMICUS THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-33497	71-0869350

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6 Cedar Brook Drive, Cranbury, NJ	08512

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (609) 662-2000
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e) On December 17, 2010, Amicus Therapeutics, Inc. (the “Company”), entered into the 2010 Amended and Restated Employment Agreement (the “2010 Agreement”) with John F. Crowley, the Company’s President and Chief Executive Officer, which amended and replaced in its entirety the 2008 Amended and Restated Employment Agreement between the Company and Mr. Crowley (the “2008 Agreement”). Mr. Crowley also currently serves as the Chairman of the Company’s Board of Directors. The Company and Mr. Crowley agreed to amend the 2008 Agreement in order to compensate Mr. Crowley for the loss of certain medical benefits afforded to Mr. Crowley under the 2008 Agreement that the Company is no longer able to provide to him as a result of the enactment of the Patient Protection and Affordable Care Act (the “Act”) and to limit the Company’s exposure to Mr. Crowley’s expected growth in future medical expenses. Specifically, the 2008 Agreement required the Company to provide Mr. Crowley and his family with a medical reimbursement contract with a third party health insurance company to cover certain medical expenses (the “Health Plan Contract”). In addition, the Company provided Mr. Crowley with a quarterly payment of $55,000 to cover additional medical expenses for himself and his family and made corresponding tax gross-up reimbursements. As a result of the passage of the Act, the third party insurance providers are no longer able to make the Health Plan Contract available, making it impossible for the Company to meet its obligations under the 2008 Agreement. Further, the Company’s current health insurance provider also severely limited certain key medical benefits that were provided to Mr. Crowley and his family, namely durable medical equipment coverage, and the Company was unable to contract with alternative providers. In addition, based on Mr. Crowley’s performance as CEO, the Company wished to increase Mr. Crowley’s base salary and annual bonus target to better align his compensation with the Company’s peer group.
The amendments to the 2008 Agreement as set forth in the 2010 Agreement include the following:
•	Effective January 1, 2011, the Company will make monthly payments of $150,000 to Mr. Crowley to cover both (1) out-of-pocket medical expenses incurred by Mr. Crowley, his spouse or children (the “Medical Expenses”) and (2) corresponding tax gross-up reimbursements (the “Tax Gross-up Payments”) up to a maximum of $1.8 million per year;
•	Each quarter, Mr. Crowley shall submit receipts evidencing the Medical Expenses to an independent auditing firm which shall confirm that the Medical Expenses meet the definition of “medical expenses” under the then-applicable Internal Revenue Service regulations (‘Allowable Expenses”);
•	If, at the end of each calendar year, the total amount of the Allowable Expenses and corresponding Tax Gross-Up Payments is less than $1.8 million, then Mr. Crowley shall pay such difference to the Company;
•	Effective January 1, 2011, an increase in Mr. Crowley’s current base salary from $447,000 to $545,000;
•	Effective January 1, 2011, an increase in Mr. Crowley’s target annual bonus award from 50% of base salary to 60% of base salary.
The foregoing description of the 2010 Agreement is not complete and is qualified in its entirety by reference to the copy of the 2010 Agreement filed as Exhibit 10.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits: The Exhibit Index annexed hereto is incorporated herein by reference.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMICUS THERAPEUTICS, INC.
Date: December 21, 2010	By:	/s/ GEOFFREY P. GILMORE
		Name:	Geoffrey P. Gilmore
		Title:	Senior Vice President and General Counsel

EXHIBIT INDEX

Exhibit No.	Description
10.1	2010 Amended and Restated Employment Agreement dated as of December 17, 2010 between Amicus Therapeutics, Inc. and John F. Crowley

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